EXHIBIT 3.1

                        RESTATED ARTICLES OF INCORPORATION
                                        OF
                      GREAT AMERICAN COMMUNICATIONS COMPANY


                                    ARTICLE I

                                       Name

               The name of the corporation is Great American Communications Company (hereinafter called the "Corporation").


                                    ARTICLE II

                                     Purpose

               The Corporation is organized for the purpose of transacting any or all lawful business for which corporations may be organized under the Florida Business Corporation Act of the State of Florida (the "FBCA").



                                   ARTICLE III

                                  Capital Stock

         Section 1. Authorized Capital Stock. The total number of shares which the Corporation shall have the authority to issue is 634,500,000 shares and such shares shall be divided into classes as follows: (i) 9,500,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), (ii) 500,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and (iii) 125,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"; the Class A Common Stock and the Class B Common Stock are referred to collectively herein as the "Common Stock").

         Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

               (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
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               (b)   the voting powers, if any, and whether such voting
         powers are full or limited in such series;

               (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

               (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

               (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

               (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

               (g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

               (h) the provisions, if any, of a sinking fund applicable to such series; and

               (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

   all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation"). Any Preferred Stock Designation must be approved by all but one of the Directors of the Corporation then in office (with abstentions being counted as a vote against such approval).

         Section 3. Terms of the Common Stock. Except as otherwise provided in this Section 3, the shares of Class A Common Stock and the shares of Class B Common Stock shall be identical in all respects and shall be entitled to the same rights, privileges and powers. Without limiting the generality of the foregoing, the Class A Common Stock and the Class B Common Stock shall be entitled to the same treatment per share in the event of the payment of any dividend, or the making of any distribution, with respect to the Common Stock or in the event of any split-up or recapitalization of the Common Stock; provided, however, that, in the event of the making of any dividend or distribution payable in shares of Common Stock or in the event of any split-up of the Common Stock, the Class A Common Stock shall be entitled to receive only shares of Class A Common Stock and the Class B Common Stock shall be entitled to receive only shares of Class B Common Stock.

               Section 3.1 Voting. Except as otherwise provided by law, holders of the Class A Common Stock and the Class B Common Stock shall vote together as one class on all matters. The holders of Class A Common Stock shall be entitled to one vote on each matter submitted for a vote of the holders of Common Stock at a meeting of shareholders for each share of Class A Common Stock held of record by such holder as of the record date
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   for such meeting.  The holders of Class B Common Stock shall be entitled to one vote on each matter submitted for a vote of the holders of Common Stock at a meeting of shareholders for every five shares of Class B Common Stock held of record by such holder as of the record date for such meeting.

               Section 3.2 Conversion of Class A Common Stock. Shares of Class A Common Stock that are acquired by a record holder of Class B Common Stock shall be deemed to be converted into shares of Class B Common Stock, on a one-for-one basis, immediately upon the acquisition by such record holder of the beneficial ownership of such shares of Class A Common Stock if, promptly after such acquisition, the record holder of Class B Common Stock delivers to the Corporation (i) the certificates representing the shares of Class A Common Stock that are so deemed to be converted,
   (ii) evidence of the surrender of such certificates to the Corporation for cancellation, and (iii) a written notice of conversion, which shall state the names and addresses in which the certificates representing the Class B Common Stock shall be issued. As promptly as practicable after the satisfaction of the foregoing conditions, the Corporation shall issue and deliver, as specified in the notice of conversion, certificates for the number of full shares of Class B Common Stock issuable upon such conversion.

               Section 3.3 Conversion of Class B Common Stock. Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock, on a one-for-one basis, upon the occurrence of any of the following events:

               (a) The delivery to the Corporation by a record holder of Class B Common Stock of (i) the certificates representing the shares of Class B Common Stock sought to be converted, (ii) proper evidence of the surrender of such certificates to the Corporation for cancellation, and (iii) a written notice of conversion, which shall state the names and addresses in which the certificates representing the Class A Common Stock issuable upon such conversion shall be issued, unless the Corporation reasonably determines that such conversion and subsequent ownership of the Class A Common Stock violates the Communications Act of 1934, as amended, or the rules, regulations or policies of the Federal Communications Commission promulgated thereunder. The conversion shall be deemed to have been effected on such date as the certificates representing the shares to be converted, the evidence of surrender, and notice of conversion have been delivered to the Corporation, unless such determination has been made by the Corporation (the "Conversion Date"). As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver, as specified in the notice of conversion, certificates for the number of full shares of Class A Common Stock issuable upon such conversion.

               (b) The sale, transfer or other disposition of shares of Class B Common Stock to any person or entity that does not control, is not controlled by, and is not under common control with a holder of the Class B Common Stock and the delivery of written notice of such event to the Corporation. Upon such sale, transfer or other disposition and delivery of written notice, the certificates representing such shares of Class B Common Stock shall automatically represent the number of shares of Class A Common Stock shown on the face of such certificate. Any holder may surrender the certificates formerly representing Class B Common Stock to the Corporation, and the Corporation shall promptly issue and deliver a certificate
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         representing the shares of Class A Common Stock owned by such holder after giving effect to the conversion.

               Section 3.4 Non-Voting Observer. For so long as there are any shares of Class B Common Stock issued and outstanding and the sum of
   (i) the number of shares of Class B Common Stock of the Corporation that are issued and outstanding, and (ii) the number of shares of Class A Common Stock that are owned beneficially and of record by the holders of record of Class B Common Stock is greater than 10% of the total number of shares of Common Stock issued and outstanding, the holders of Class B Common Stock, as a class, shall have the right to name one non-voting observer of the Board of Directors of the Corporation, who shall be reasonably acceptable to the Board of Directors (the "Observer"). The Observer shall receive all notices of meetings of the Board of Directors and copies of all other communications distributed by the Corporation to the members of the Board of Directors in the same manner and at the same time as such notice and materials are provided to the members of the Board of Directors. The Observer shall not be counted in determining whether a quorum is present for the transaction of business at any meeting of the Board of Directors. The holders of Class B Common Stock, as a class, shall have the sole and exclusive right to fill any vacancies created by the death or resignation of any Observer; provided, however, that any Observer named to fill any vacancy shall be reasonably acceptable to the Board of Directors.


                                    ARTICLE IV

                           Registered Office and Agent

               The name and street address of the registered office of the Corporation is:

                              CT Corporation System
                           1200 South Pine Island Road
                            Plantation, Florida  33324


                                    ARTICLE V

                                 Nonvoting Stock

               The Corporation will not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1330 (the "Bankruptcy Code"); provided, however that this Article V (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.
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                                    ARTICLE VI

                                 Principal Office

               The address of the principal office and mailing address of the Corporation is:

                              One East Fourth Street
                             Cincinnati, Ohio  45202



                                   ARTICLE VII

                                Preemptive Rights

         Section 1. Preemptive Rights. Prior to the seventh anniversary of the effective date of the Joint Prepackaged Plan of Reorganization of the Corporation and certain of its subsidiaries under chapter 11 of the Bankruptcy Code as confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Western Division, in consolidated Case No. 93-14668 (the "Prepackaged Plan"), the holders of Common Stock shall, upon a proposal to sell, issue or otherwise dispose of any shares of Common Stock by the Corporation (a "Proposed Sale"), have the right, prior to or in connection with the consummation of such Proposed Sale, to purchase shares of Common Stock on the same terms and conditions as the Proposed Sale, such that each of the holders of Common Stock would have the opportunity to hold the same percentage of shares of Common Stock then outstanding after giving effect to the Proposed Sale as such holders of Common Stock had immediately prior to the Proposed Sale; provided, however, that holders of Class A Common Stock shall have the right to purchase only shares of Class A Common Stock and holders of Class B Common Stock shall have the right to purchase only shares of Class B Common Stock.

         Section 2. Exceptions. Notwithstanding the foregoing, a Proposed Sale shall not include any sale, issuance or other disposition of Common Stock (a) made in an offering of Common Stock which is registered under the Securities Act of 1933 and which raises at least $10,000,000 in net proceeds, (b) made pursuant to an employee benefit or incentive plan approved by the Board of Directors (including, without limitation, the issuance of securities on the exercise of options, warrants or other rights issued in whole or in part pursuant to such an employee benefit or incentive plan), (c) made in whole or in part to acquire the stock or assets of a business, (d) made in whole or in part to acquire real property, (e) made between the Corporation and any wholly owned subsidiary of the Corporation, or (f) made pursuant to the Prepackaged Plan.

         Section 3. Noncash Consideration. In the event that all or a portion of the consideration to be paid, exchanged or otherwise transferred to the Corporation as part of the Proposed Sale consists in whole or in part of securities or other noncash consideration, the Board of Directors shall, reasonably and in good faith, determine the value of such noncash consideration, net of expenses of issuance, and in connection with such valuation may retain and rely upon the opinion of any investment banker or other adviser as it deems necessary or desirable, and in such event the holders of Common Stock may exercise their preemptive rights hereunder by paying, in cash, an amount equal to the value so determined in lieu of paying, exchanging or otherwise transferring such noncash consideration.
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         Section 4.  Notice.  Notice of any such right to purchase Common
   Stock (including notice as to the Board of Director's determination of the value of any noncash consideration proposed to be received in consideration therewith) shall be given no less than thirty calendar days prior to the date on which the Corporation anticipates that the closing of the Proposed Sale will occur. Holders of Common Stock may exercise their right to purchase shares by delivering written notice to the Corporation at an address designated in the Corporation's notice, on or before the tenth calendar day after the date of notice given by the Corporation, of such holder's irrevocable, binding commitment to purchase all or a portion of its pro rata number of shares on the same terms and conditions as the Proposed Sale. Any holder who does not give such notice or whose notice is not timely received by the Corporation shall be deemed to have forever waived any preemptive rights with respect to the Proposed Sale.

         Section 5. Waiver. The preemptive rights granted to holders of Common Stock under this Article VII may be waived by an affirmative vote of all of the Directors of the Corporation then in office (with abstentions by such Directors being counted as a vote against such a waiver).


                                   ARTICLE VIII

                      Certain Nonapplicable Florida Statutes

               The Corporation hereby elects not to be governed by the provisions of sections 607.0901 or 607.0902 of the FBCA.


               Executed this 20th day of December, 1993.


   ATTEST:                                   Great American Communications
                                             Company



   /s/Samuel J. Simon                 By: /s/Gregory C. Thomas
   Samuel J. Simon                         Gregory C. Thomas
   Secretary                                     Executive Vice President